Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8, to be filed on or about March 1, 2021) pertaining to the 2014 Omnibus Stock Incentive Plan of Colony Capital, Inc. of our reports dated March 1, 2021, with respect to the consolidated financial statements of Colony Capital, Inc. and the effectiveness of internal control over financial reporting of Colony Capital, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Los Angeles, California
March 1, 2021